Exhibit 10.2

TRIUMPH GROUP, INC.
Non-employee Director Compensation Summary
July 27, 2006

Annual Retainer for Non-employee Board Member	Additional Retainer for Committee Chairs	Additional Retainer for Lead Director	Meeting Fees	Telephonic Meeting Fee	Annual Equity Award
$30,000	Audit Comm Chair: $4,000; Other Comm. Chairs: $2,000	$2,000	Board meeting: $1,500; Committee meeting $1,000	$500	Equity grant with a grant date value of approximately $40,000.